Exhibit 99.1

NEWS RELEASE Wesco International / 225 West Station Square Drive, Suite 700 / Pittsburgh, PA 15219

Wesco International Announces Election of Glynis Bryan to Board of Directors

PITTSBURGH, June 12, 2023/PR Newswire/ — WESCO International, Inc. (NYSE: WCC) announces the election of Glynis A. Bryan to its Board of Directors, effective September 1, 2023, consistent with its long-standing commitment to ongoing Board refreshment.

Ms. Bryan currently serves as the Chief Financial Officer of Insight Enterprises Inc., a Fortune 500 solutions integrator focused on enabling secure, end-to-end digital transformation through its broad portfolio of solutions and IT expertise. Prior to becoming Insight’s CFO in 2007, Ms. Bryan served as the Chief Financial Officer for Swift Transportation Inc. and APL Logistics Americas, Ltd. and held various senior financial roles with increasing responsibility at Ryder System, Inc. Ms. Bryan is a director of Pinnacle West Capital Corporation.

John J. Engel, Wesco’s Chairman, stated: “We are very pleased to welcome Glynis to our Board of Directors. Her experience as a public company CFO for a global technology company, as well as her expertise in supply chain and digital transformation, make her an excellent addition to our Board and an asset to our company and our stockholders.” Mr. Engel further stated, “With these changes, our Wesco Board of Directors will be 60% diverse in terms of gender, race and ethnicity, including three (30%) female directors.”

About Wesco

Wesco International (NYSE: WCC) builds, connects, powers and protects the world. Headquartered in Pittsburgh, Pennsylvania, Wesco is a FORTUNE 500® company with more than $21 billion in annual sales and a leading provider of business-to-business distribution, logistics services and supply chain solutions. Wesco offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs approximately 20,000 people, partners with the industry’s premier suppliers, and serves thousands of customers around the world. With millions of products, end-to-end supply chain services, and leading digital capabilities, Wesco provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. Wesco operates approximately 800 branches, warehouses and sales offices in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

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